--------------------------------------------                                               ----------------------------------------
                 FORM 5                                                                                    OMB Approval
--------------------------------------------                                               ----------------------------------------
[_]  Check this box if no longer subject to                                                OMB Number:                    3235-0287
     Section 16.  Form 4 or Form 5                                                         Expires:
     obligations may continue.                                                             Estimated average burden
     See Instruction 1(b).                                                                 hours per response...................0.5
[_]  Form 3 Holdings Reported                                                              ----------------------------------------
[_]  Form 4 Holdings Reported

                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549
                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940



------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or    6. Relationship of Reporting Person(s) to Issuer
                                              Trading Symbol
                                                                                   (Check all applicable)
   Tyson      Peter           R.                Lodgian, Inc. LOD
   -----------------------------                                            [X] Director                   [_] 10% Owner
   (Last)    (First)    (Middle)                                            [_] Officer (give title below) [_] Other (specify below)

                                                                               ----------------------------------------------------

                                            ------------------------- -----------------
                                            3. I.R.S. Identification  4. Statement for
    c/o Lodgian, Inc.                          Number of Reporting       Month/Year
    3445 Peachtree Road, N.E., Suite 700       Person, if an entity
-----------------------------------------      (Voluntary)                 12/01
              (Street)

Atlanta            GA           30326       ----------------------------------------------------------------------------------------
----------------------------------------                              5. If Amendment, Date of   7. Individual or Joint/Group Filing
(City)          (State)            (Zip)                                 Original (Month/Year)           (Check Applicable Line)

                                                                                                 [X]  Form Filed by One Reporting
                                                                                                      Person
                                                                                                 [_]  Form Filed by More than One
                                                                                                      Reporting  Person

------------------------------------------------------------------------------------------------------------------------------------

                          Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Transaction   3. Transaction   4. Securities Acquired    5. Amount of     6. Ownership Form:  7. Nature of
   (Instr. 3)            Date             Code             (A) or Disposed of (D)    Securities       Direct (D) or       Indirect
                         (Month/Day/      (Instr. 8)       (Instr. 3, 4 and 5)       Beneficially     Indirect (I)        Beneficial
                         /Year)                                                      Owned at End     (Instr. 4)          Ownership
                                                                                     Of Issuer's                          (Instr. 4)
                                                                                     Fiscal Year
                                                                                     (Instr. 3
                                                                                     and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                        Code     V      Amount   (A) or   Price
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per share    09/17/01         A              500       A      $0.37        5,664              D

------------------------------------------------------------------------------------------------------------------------------------

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                                                                                         Page 1 of 2
                                                                                                                     SEC 1474 (7-97)


         Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------


1. Title of Derivative       2. Conversion   3. Trans-  4. Trans-    5. Number of            6. Date Exercis-
   Security                     or Exercise     action     action       Derivative              able and Expiration
   (Instr. 3)                   Price of        Date       Code         Securities              Date
                                Derivative      (Month     (Instr.      Acquired (A) or         (Month/Day/Year)
                                Security        /Day/      8)           Disposed of (D)
                                                Year)                   (Instr. 3, 4, and 5)


-----------------------------------------------------------------------------------------------------------------------------------
                                                                       (A)         (D)        Date         Expiration
                                                                                              Exercisable  Date
-----------------------------------------------------------------------------------------------------------------------------------
Option to Purchase Common
Stock, par value $0.01 per
share                            $0.69         6/21/01       A          5,000                  6/21/01       6/20/01
-----------------------------------------------------------------------------------------------------------------------------------

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

(Table Continued)


1. Title of Derivative        7. Title and Amount of          8. Price of    9. Number of        10. Ownership     11. Nature of
   Security                      Underlying Securities           Derivative     Derivative          Form of           Indirect
   (Instr. 3)                    (Instr. 3 and 4)                Security       Securities          Derivative        Beneficial
                                                                 (Instr. 5)     Beneficially        Security:         Ownership
                                                                                Owned at End        Direct (D)        (Instr. 4)
                                                                                Issuer's            or Indirect
                                                                                Fiscal Year         (I)
                                                                                (Instr. 4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                Title     Amount or
                                          No. of Shares
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase Common
Stock, par value $0.01 per
share                         Common Stock        5,000                           70,000               D
------------------------------------------------------------------------------------------------------------------------------------

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

     Explanation of Responses:

     None.

**  Intentional misstatements or omissions                      /s/ Peter R. Tyson                          March 29, 2002
    of facts constitute Federal Criminal              ----------------------------------------    --------------------------------
    Violations.  See 18 U.S.C. and                        ** Signature of Reporting Person                       Date
    15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see
      Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form displays a currently valid OMB Number.


                                                                                                                         Page 2 of 2
                                                                                                                     SEC 1473 (7-97)
